UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2022

Boon Industries, Inc.
(Exact name of registrant as specified in charter)

Oklahoma	000-56325	84-5079920
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13340 Grass Valley Ave, Unit D, Grass Valley, California	95945
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:(530) 648-1333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignations of Directors and Officers

On August 3, 2022, Edouard Beaudette submitted a letter of resignation to Boon Industries, Inc. (the “Company”), resigning as a director of the Company and as its Chief Strategic Officer, effective September 3, 2022.

On September 7, 2022, Eric Watson resigned from his positions as a director of the Company and as its Chief Operating Officer; Johann Loewen resigned from his position as a director of the Company; and Justin Gonzalez resigned from his positions as the Company’s Chief Executive Officer, President and Secretary. Mr. Gonzalez will continue to serve as a director of the Company, and has been appointed to serve as the Company’s Chief Operating Officer.

In connection with his appointment as Chief Operating Officer, Mr. Gonzalez entered into an employment agreement with the Company with a one-year term, pursuant to which Mr. Gonzalez will be (i) paid an annual salary of $100,000, which may be paid by the issuance of shares of the Company’s Series A Preferred Stock, and (ii) issued $50,000 of shares of the Company’s Series A Preferred Stock.

The Company also entered into a Resignation and Settlement Agreement with Messrs. Gonzalez, Watson and Loewen under which all prior agreements between each of them and the Company were terminated, and under which:

(i)	The Company will pay Mr. Gonzalez $250,000 on or prior to August 29, 2024 to satisfy accrued obligations owed to him in the aggregate amount of $492,777, consisting primarily of unpaid wages. In the event the Company fails to pay the settlement amount when due, such amount will increase by 200% and begin to accrue interest at the rate of 10% per annum.

(ii)	The Company will issue Mr. Watson $125,150 of shares of the Company’s Series A Preferred Stock to satisfy accrued obligations owed to him in amount of $250,290 for unpaid wages. The Company has agreed to repurchase the shares of Series A Preferred Stock by August 29, 2024. In the event of a default by the Company to Mr. Watson, the settlement amount will increase by 200% and begin to accrue interest at the rate of 10% per annum.

(iii)	The Company will pay Mr. Loewen $3,140 on or prior to March 1, 2023 to satisfy unpaid consulting fees owed to him in the amount of $53,140. In the event the Company fails to pay the settlement amount when due, such amount will increase by 200% and begin to accrue interest at the rate of 10% per annum.

Appointment of William “Joe” Reed

On September 7, 2022, the Board of Directors of the Company appointed William J. Reed to serve as the Chairman of the Board of the Company and as its Chief Executive Officer, President and Secretary.

Mr. Reed, 44, previously served as the Chief Operating Officer of Gold Mountain Distribution, a logistics management solution for the cannabis industry, since March 2018. Mr. Reed also founded the Cali Care Group in 2010 and continues to serve as its principal owner and officer.

In connection with his appointment as Chairman and Chief Executive Officer, Mr. Reed entered into an employment agreement with the Company with a one-year term, pursuant to which Mr. Reed will be paid an annual salary of $200,000, which may be paid by the issuance of shares of the Company’s Series A Preferred Stock, and issued $150,000 of shares of the Company’s Series A Preferred Stock.

Other than as set forth above, there are no arrangements or understandings with Mr. Reed pursuant to which he was appointed as an officer director of the Company, and there are no related party transactions between the Company and Mr. Reed that are subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit 10.1	Employment Agreement, dated September 7, 2022, between Boon Industries, Inc. and William J. Reed

Exhibit 10.2	Employment Agreement, dated September 7, 2022, between Boon Industries, Inc. and Justin Gonzalez

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boon Industries, Inc.

Date: September 12, 2022

By:	/s/ William J. Reed
Name: William J. Reed
Title: Chief Executive Officer